Exhibit 10.17
MINIMED GROUP, INC.
PERFORMANCE-BASED RESTRICTED STOCK UNIT AGREEMENT
2026 MINIMED GROUP, INC. LONG TERM INCENTIVE PLAN
Name: [•]
Employee ID: [•]
Client Grant ID: [•]
Grant Date: March 9, 2026
Grant Price: [•]
Grant Type: Performance-Based Restricted Stock Unit
Target Performance-Based Restricted Stock Units: [•]
Performance Period: Grant Date to the Divestment Date (as defined in the Separation Agreement, dated March 1, 2026, by and between Medtronic Group Holding, Inc. and Kangaroo US Holdco 2, Inc.).
1.    Grant of Performance-Based Restricted Stock Units. MiniMed Group, Inc., a Delaware corporation (the “Company”), hereby grants to the individual named above Performance-Based Restricted Stock Units (“Performance-Based Restricted Stock Units”) in the number listed above (“Target Performance-Based Restricted Stock Units”) and on the Grant Date as each is set forth above. The actual number of Performance-Based Restricted Stock Units that will be earned if the performance threshold is achieved is described in Section 2 below. Each Performance-Based Restricted Stock Unit represents the right to receive, upon vesting, one share of common stock of the Company, par value $0.01 per share (“Share”), subject to the restrictions, limitations, and conditions contained in this Performance-Based Restricted Stock Unit Award Agreement (this “Agreement”) and in the 2026 MiniMed Group, Inc. Long Term Incentive Plan (this “Plan”). Unless otherwise defined in this Agreement, a capitalized term in this Agreement will have the same meaning as in the Plan. In the event of any inconsistency between the terms of this Agreement and the Plan, the terms of the Plan will govern.
2.    Performance Targets. Except as otherwise provided in Section 3 below, if the performance metric (as set forth below) is achieved on the Measurement Date (as defined below), as determined by the Committee in accordance with the below terms, then, subject to Section 3, the Target Performance-Based Restricted Stock Units will fully vest on the last day of the Vesting Period (as defined below). All determinations made by the Committee pursuant to this Section 2 shall be final, binding, and conclusive on all parties.
(a)    Performance Metric. The sole performance metric applicable to this Award is the achievement of a per Share stock price of at least $32.05 (the “Target Stock Price”), as reported on the Nasdaq Global Select Market (or such other stock exchange on which the Shares are then principally listed or traded) (the “Exchange”) as of the close of trading on the Divestment Date (the “Measurement Date”).

(b)    Determination of Achievement. The Target Stock Price shall be deemed achieved if the per share stock price equals or exceeds the Target Stock Price as of the Measurement Date. The Committee shall determine, as soon as practicable following the Measurement Date and in no event later than 60 days following the Measurement Date, whether the Target Stock Price has been achieved.
(c)    Earned Performance-Based Restricted Stock Units. If the Target Stock Price is achieved as of the Measurement Date, 100% of the Target Performance-Based Restricted Stock Units shall be deemed earned in accordance with this Section 2 and shall vest, subject to Section 3, on the last day of the Vesting Period. If the Target Stock Price is not achieved as of the Measurement Date, no Performance-Based Restricted Stock Units shall be earned or vested, and all Performance-Based Restricted Stock Units shall be forfeited and canceled as of such date.
(d)    Committee Discretion. Notwithstanding anything to the contrary in this Agreement, the Committee shall retain the discretion to cause all or any portion of the Target Performance-Based Restricted Stock Units to vest if the Committee determines, in its sole and absolute discretion, that such vesting is appropriate under the circumstances, regardless of whether the Target Stock Price has been achieved as of the Measurement Date.
(e)    Adjustments. In the event of any stock dividend, stock split, reverse stock split, reorganization, share combination, recapitalization, or similar event affecting the capital structure of the Company, the Target Stock Price shall be equitably adjusted by the Committee to reflect such event, consistent with Section 3.3 of the Plan.
3.    Vesting & Distribution. The Performance-Based Restricted Stock Units, to the extent earned based on attainment of the performance measures as determined by the Committee in accordance with Section 2 above, will fully vest on the one year anniversary of the Grant Date, provided that you have not incurred a Termination of Employment during the period beginning on the Grant Date and ending on the one year anniversary of the Grant Date (the “Vesting Period”). The Company will issue to you a number of Shares equal to the number of Performance-Based Restricted Stock Units that are earned (including any dividend equivalents described in Section 6, below) as soon as practicable following the end of the Vesting Period, and in no event later than two and one-half months after the end of the calendar year in which the end of the Vesting Period occurs.
Notwithstanding the preceding sentence:
(a)    Death, Disability, Involuntary Termination Without Cause or Reduction in Force. If you incur a Termination of Employment during the Vesting Period as a result of your death, Disability (as defined below), Termination of Employment without Cause, or reduction in force, the unvested Performance-Based Restricted Stock Units shall remain outstanding and eligible to be earned based on actual performance on the Measurement Date, as though you had remained employed through the end of the Vesting Period, and you (or your Successor (as defined below), as applicable) will remain entitled to receive a number of Shares equal to the number of Performance-Based Restricted Stock Units that are earned (including any dividend equivalents described in Section 6, below) as soon as practicable following the end of the Vesting Period, and in no event later than two and one-half months after the end of the calendar year in which the end of the Vesting Period occurs.
(b)    Termination for Any Other Reason. If you incur a Termination of Employment during the Vesting Period for any reason other than those specified in Section 3(a), the Performance-Based Restricted Stock Units will automatically be forfeited in full and canceled by the Company as of 9:00 p.m. PT (midnight ET) on the date of such Termination of Employment.
For purposes of this Agreement, the term (i) “Disability” shall have the meaning ascribed to it under the Disability Policy(ies) maintained by the Company and (ii) “Successor” shall mean the legal representative of your estate or the person or persons who may, by bequest, inheritance or valid beneficiary designation (as provided in Section 15.7 of the Plan), acquire the right to your Performance-Based Restricted Stock Units.
4.    Forfeiture. If you are not a resident or are not based out of a location in the State of California, then, subject to applicable law, if you have received or are entitled to receive the delivery of Shares as a result of this Agreement within the period beginning six (6) months prior to the date of your Termination of Employment and ending twelve (12) months following the date of your Termination of Employment, the Company, in its sole discretion, may require you to return or forfeit the Shares received or receivable with respect to this Award of Performance-Based Restricted Stock Units, in the event that you engage in any of the following activities:
(a)    performing services for or on behalf of any competitor of, or competing with, the Company or any Subsidiary, within six (6) months of the date of your Termination of Employment;
(b)    unauthorized disclosure of material proprietary information of the Company or any Subsidiary;
(c)    a violation of applicable business ethics policies or business policies of the Company or any Subsidiary; or
(d)    any other occurrence determined by the Committee.
The Company’s right to require forfeiture must be exercised not later than ninety (90) days after the Company acquires actual knowledge of such an activity but in no event later than twelve (12) months after your Termination of Employment. Such right shall be deemed to be exercised upon the Company’s mailing written notice of such exercise to your most recent home address as shown on the personnel records of the Company. In addition to requiring forfeiture as described herein, the Company may exercise its rights under this Section 4 by terminating the Performance-Based Restricted Stock Units awarded under this Agreement.
If you fail or refuse to forfeit the Shares demanded by the Company (the number of such Shares as may be adjusted for any events described in Section 3.3 of the Plan), you shall be liable to the Company for damages equal to the number of Shares demanded times the highest closing price per Share during the period between the date of your Termination of Employment and the date of any judgment or award to the Company, together with all costs and attorneys’ fees incurred by the Company to enforce this provision.
For purposes of this Section 4, forfeiture of Shares shall be effected by the redemption of such Shares in accordance with applicable law.
Notwithstanding the foregoing, this Section 4 shall not apply following a Change of Control and shall not apply to individuals who are residents of the State of California to the extent prohibited by applicable California law.
5.    Change of Control. Notwithstanding any other provision of this Agreement, the Award shall be subject to the provisions of Section 10 of the Plan.
6.    Dividend Equivalents. In the event that the Company declares and pays a cash dividend on the Shares, you will be entitled to receive dividend equivalents on the Performance-Based Restricted Stock Units generally in the same manner and at the same time as if each Performance-Based Restricted Stock Unit were a Share. For the avoidance of doubt, no dividend equivalents shall be payable unless and until the Company declares and pays a dividend on the Shares. Any such dividend equivalents will be credited to you in the form of additional Performance-Based Restricted Stock Units. The additional Performance-Based Restricted Stock Units will be subject to the terms (including the vesting requirements) of this Agreement.
7.    Clawback; Repayment. The Performance-Based Restricted Stock Units shall be subject to reduction, cancellation, forfeiture or recoupment to the extent necessary to comply with (i) any clawback, forfeiture or other similar policy adopted by the Board or the Committee and as in effect from time to time (including the Company’s Policy for the Recovery of Erroneously Awarded Compensation, as may be amended from time to time) and (ii) applicable law. In addition, if you receive any amount in excess of the amount that you should have otherwise received under the terms of the Performance-Based Restricted Stock Units for any reason (including, without limitation, by reason of a financial restatement, mistake in calculations or other administrative error), the Committee may provide that you shall be required to repay any such excess amount to the Company and its Subsidiaries.
8.    Withholding Taxes. You are responsible to promptly pay any Social Security and Medicare taxes (together, “FICA”) due upon vesting of the Performance-Based Restricted Stock Units, and any Federal, State, local, foreign income, employment, social security or other taxes due upon distribution of the Shares. The Company and its Subsidiaries are authorized to deduct from any payment to you any such taxes required to be withheld. As described in Section 15.4 of the Plan and to the extent permissible under applicable law, you may elect to have the Company withhold a portion of the Shares issued upon settlement of the Performance-Based Restricted Stock Units to satisfy all or part of the withholding tax requirements. You may also elect, at the time you vest in the Performance-Based Restricted Stock Units, to pay your FICA liability due with respect to those Performance-Based Restricted Stock Units out of those units. If you choose to do so, the Company will reduce the number of your vested Performance-Based Restricted Stock Units accordingly. The amount that is applied to pay FICA will be subject to Federal, State, and local taxes. The Company’s obligations under the Plan and this Agreement are conditioned upon your satisfaction of such withholding obligations.
9.    Limitation of Rights. Except as set forth in this Agreement, until the Shares are issued to you in settlement of your Performance-Based Restricted Stock Units, you do not have any right in, or with respect to, any Shares (including any voting rights) by reason of this Agreement. Further, you may not transfer or assign your rights under this Agreement and you do not have any rights in the Company’s assets that are superior to a general, unsecured creditor of the Company by reason of this Agreement.
10.    No Employment Contract. Nothing contained in the Plan or Agreement creates any right to your continued employment or otherwise affects your status as an employee at will. You hereby acknowledge that the Company and you each have the right to terminate your employment at any time for any reason or for no reason at all.
11.    Section 409A of the Code. The Company intends that payments under this Agreement shall comply with Section 409A of the Code, to the extent applicable, and this Agreement and the Performance-Based Restricted Stock Units shall be interpreted and administered consistent with that intent. For purposes of Section 409A, to the extent the Performance-Based Restricted Stock Units constitute “deferred compensation” within the meaning of Section 409A, (a) a Termination of Employment shall not be deemed to occur unless it constitutes a “separation from service” within the meaning of Section 409A of the Code; and (b) each payment or benefit shall be treated as a separate and distinct payment. To the extent the Performance-Based Restricted Stock Units constitute “deferred compensation” within the meaning of Section 409A of the Code, any payment triggered by the Participant’s Disability shall be made only if such Disability constitutes a “disability” within the meaning of Section 409A(a)(2)(C) of the Code and Treasury Regulation Section 1.409A-3(i)(4); if not, payment shall be made at the time and in the manner that would have applied absent such Disability event. Notwithstanding the foregoing, if you are a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code, any amounts that would otherwise be payable, or benefits that would otherwise be provided, during the six (6)-month period following your separation from service shall be delayed and paid in a lump sum on the first business day following the date that is six (6) months after your separation from service (or, if earlier, your death), to the extent required by Section 409A of the Code. The Company makes no representation that any payment or benefit under this Agreement is exempt from, or compliant with, Section 409A of the Code and shall have no liability for any tax, interest, or penalty imposed under Section 409A of the Code, or for any damages resulting from a failure to comply with Section 409A of the Code.
12.    Global Appendix. This grant of Performance-Based Restricted Stock Units is subject to the additional terms and conditions set forth in the Global Appendix (provided to you separately) applicable to your country of residence or employment. If you relocate to a country included in the Global Appendix, the terms and conditions applicable to such country shall apply to you, to the extent the Company determines that their application is necessary or advisable for legal or administrative reasons. The Global Appendix, as provided to you separately, forms part of this Agreement.

13.    Compliance with the Law. The issuance or transfer of Shares pursuant to this grant of Performance-Based Restricted Stock Units are subject to compliance by both the Company and you with all applicable federal and state securities laws and the rules of any stock exchange on which the Company’s Shares are listed. The Company will not issue any Shares pursuant to this grant of Performance-Based Restricted Stock Units unless and until it determines, in its sole discretion and with the advice of its counsel, that all applicable legal and regulatory requirements have been satisfied. You acknowledge that the Company has no obligation to register the Shares with the Securities and Exchange Commission, any state securities authority, or any stock exchange in order to permit the transfer of Shares.
14.    Notices. Any notice required or permitted to be delivered to the Company under this Agreement shall be in writing and addressed to Courtney Nelson Wills, Senior Vice President, General Counsel, at the Company’s principal corporate offices (or to such other address as the Company may designate in writing). Any notice required or permitted to be delivered to you under this Agreement shall be in writing and addressed to you at your address as reflected in the Company’s records (or to such other address as you may designate in writing or by such other method approved by the Company).
15.    Governing Law, Venue and Personal Jurisdiction. Notwithstanding anything contrary in the Plan, or Section 16 of this Agreement, the validity, enforceability, construction and interpretation of the Plan or this Agreement shall be governed by the laws of the State of Delaware, without regard to principles of conflict of laws. You irrevocably waive any right to have the laws of any state or nation or other legal jurisdiction other than the State of Delaware apply to the Plan or this Agreement, including any dispute regarding the Plan or this Agreement that is not subject to Section 16 or is allowed to be brought in court pursuant to Section 16 (“Permitted Court Action”). Any dispute regarding the Plan or Agreement shall be exclusively decided by a state court in the State of Delaware, and you irrevocably waive any right to have any such disputes decided in any jurisdiction or venue other than a state court in the State of Delaware. You irrevocably consent to the personal jurisdiction of the state courts in the State of Delaware for the purposes of any Permitted Court Action, and irrevocably waive any right to remove any case commenced by the Company from a state court in the State of Delaware to any federal court.
16.    Arbitration Agreement. If you are a U.S. based employee, this Section 16 contains the terms and conditions of an agreement to arbitrate claims (the “Arbitration Agreement”) between you and the Company. The Federal Arbitration Act (“FAA”) (9 U.S.C. §1 et. seq.) applies to and governs this Arbitration Agreement. All claims and disputes covered by this Arbitration Agreement will be decided by a single arbitrator through final and binding arbitration and not by way of court or jury trial.
(a)    Covered Claims. You and the Company agree that, except as otherwise provided in this Arbitration Agreement, all claims or disputes, past, present, or future, arising out of or related to: (i) this Agreement, (ii) the Award, or (iii) the Plan (including, without limitations, claims for breach of contract, breach of fiduciary duty, and claims for violation of any federal, state, or other governmental law, statute, regulation, or ordinance) will be decided by a single arbitrator through final and binding arbitration under the terms of this Arbitration Agreement. This Arbitration Agreement applies to any disputes that the Company may have against you or that you may have against the Company, and/or any of its past, present, or future (A) officers, directors, members, owners, shareholders, employees, and board members; (B) parents, subsidiaries, and affiliates; (C) Plan Administrators and Committee members or Committees (as those terms are defined in the Plan); and (D) predecessors, successors, or assigns. Each and all of the entities/individuals listed in the preceding sentence may enforce this Arbitration Agreement as a direct or third-party beneficiary. If any claim(s) not covered under this Arbitration Agreement are combined with claims that are covered under this Arbitration Agreement, to the maximum extent permitted under applicable law, the covered claims will be arbitrated and continue to be covered under this Arbitration Agreement.
(b)    The arbitrator, and not any federal, state, or local court or agency, shall have exclusive authority to resolve any dispute relating to the scope, interpretation, applicability, enforceability, or waiver of this Arbitration Agreement. However, the preceding sentence does not apply to Section 16(e). Notwithstanding any other clause or language in this Arbitration Agreement and/or any rules or procedures that might otherwise apply by virtue of this Arbitration Agreement, any claim that all or any portion of the Class Action Waiver (as defined below) is unenforceable, inapplicable, unconscionable, or void or voidable, will be determined only by a court of competent jurisdiction and not by an arbitrator.
(c)    Limitations. This Arbitration Agreement does not cover any claims or disputes that an applicable federal statute expressly states cannot be arbitrated or subject to a pre-dispute arbitration agreement. Both the Company and you may apply to a court of competent jurisdiction as permitted in this Arbitration Agreement for temporary or preliminary injunctive relief in connection with an arbitrable controversy, but only upon the ground that the award to which that party may be entitled may be rendered ineffectual without such relief. The court to which the application is made is authorized to grant temporary or preliminary injunctive relief and may do so with or without addressing the merits of the underlying arbitrable dispute, as provided by applicable law of the jurisdiction. All determination of final relief will be decided in arbitration, and the pursuit of temporary or preliminary injunctive relief shall not be deemed incompatible with or constitute a waiver of rights under this Arbitration Agreement.
(d)    Procedures. The arbitration will be administered by the American Arbitration Association (“AAA”), and except as provided in this Arbitration Agreement, will be under the then current Commercial Arbitration Rules of the AAA (the “AAA Rules”); provided, however, that if there is a conflict between the AAA Rules and this Arbitration Agreement, this Arbitration Agreement shall govern. Unless the parties jointly agree otherwise, the arbitrator must be a retired judge from any jurisdiction. Unless the parties jointly agree otherwise, the arbitration will take place in the county where you are employed or were last employed by the Company.
(i)    The arbitrator will be selected as follows: AAA will give each party a list of eleven (11) potential arbitrators (who are subject to the qualifications of the preceding paragraph) drawn from its panel of arbitrators from which the parties will strike alternately by telephone conference administered by AAA, with the claimant to strike first, until only one name remains. That person will be designated as the arbitrator. If the individual selected cannot serve, AAA will issue another list of eleven (11) potential arbitrators and repeat the alternate striking selection process. If AAA will not administer the arbitration, either party may apply to a court of competent jurisdiction with authority over the location where the arbitration will be conducted to appoint a neutral arbitrator, who shall act under this Arbitration Agreement with the same force and effect as if he or she had been specifically named herein.
(ii)    The arbitrator may award any remedy to which a party is entitled under applicable law, but remedies will be limited to those that would be available to a party in their individual capacity for the claims presented to the arbitrator. Either party may file dispositive motions, including without limitation a motion to dismiss and/or a motion for summary judgment and the arbitrator will apply the standards governing such motions under the Federal Rules of Civil Procedure. A party may make an offer of judgment in a manner consistent with, and within the time limitations, consequences, and effects provided in Rule 68 of the Federal Rules of Civil Procedure.
(iii)    The arbitrator will issue an award by written opinion within thirty (30) days from the date the arbitration hearing concludes. The opinion will be in writing and include the factual and legal basis for the award. The award issued by the arbitrator may be entered in any court of competent jurisdiction.
(e)    Class and Collective Action Waivers. You and the Company agree to bring any claim on an individual basis. Accordingly, YOU AND THE COMPANY WAIVE ANY RIGHT FOR ANY DISPUTE TO BE BROUGHT, HEARD, DECIDED OR ARBITRATED AS A CLASS ACTION AND/OR COLLECTIVE ACTION AND THE ARBITRATOR WILL HAVE NO AUTHORITY TO HEAR OR PRESIDE OVER ANY CLASS AND/OR COLLECTIVE ACTION (“Class Action Waiver”). Additionally, no arbitration proceeding under this Arbitration Agreement may be consolidated or joined in any way with an arbitration proceeding involving claims by different employees. The Class Action Waiver will be severable from this Arbitration Agreement if there is a final judicial determination that the Class Action Waiver is invalid, unenforceable, unconscionable, void, or voidable. In such case, the class and/or collective action must be litigated in a civil court of competent jurisdiction—not in arbitration—but any portion of the Class Action Waiver that is enforceable shall be enforced in arbitration.
(f)    Discovery. Each party may take the deposition of three (3) individual fact witnesses and any expert witness designated by another party. Each party may also propound requests for production of documents, and each party may subpoena witnesses and documents for discovery or the arbitration hearing, including testimony and documents relevant to the case from third parties, in accordance with any applicable state or federal law. Additional discovery may be conducted by mutual stipulation, and the arbitrator will have exclusive authority to entertain requests for additional discovery, and to grant or deny such requests, based on the arbitrator’s determination whether additional discovery is warranted by the circumstances of a particular case.
(g)    Construction. Subject to Section 16(e), which includes its own severability provision, if any provision of this Arbitration Agreement is adjudged to be invalid, unenforceable, unconscionable, or void or voidable, in whole or in part, such adjudication will not affect the validity of the remainder of the Arbitration Agreement. All remaining provisions will remain in full force and effect. The mutual promises by the Company and you to arbitrate provide consideration for this Arbitration Agreement. Your entitlement to an Award provides additional and separate consideration for this Arbitration Agreement. Any contractual disclaimers the Company has in any handbooks, other agreements, or policies do not apply to this Arbitration Agreement. Notwithstanding any contrary language in the Agreement or otherwise, this Arbitration Agreement will survive the termination of the Agreement, the Plan, your employment and the expiration of any benefit.
17.    Electronic Documents. Electronic documents may be substituted for any written materials required by the terms of the Plan, including without limitation, this Agreement.
18.    Agreement. By accepting your stock grant electronically on the administrator’s website or otherwise accepting or receiving the stock grant, you agree to be bound by the terms and conditions of this Agreement and the Plan, including, without limitation, the Arbitration Agreement. Your signature is not required in order to make this Agreement effective. In addition, you shall be deemed to have accepted and agreed to the terms and conditions of this Agreement and the Plan unless you provide written notice of your objection to the Company within thirty (30) days following the date of receipt of this Agreement.
MiniMed Stock Compensation Operations
MiniMed Group, Inc.
18000 Devonshire St.,
Northridge, CA 91325
rs.minimed.stockcompoperations@medtronic.com
(763) 514-4000